SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                               Form 8-K

                            CURRENT REPORT

                Pursuant to section 13 or 15(d) of the
                   Securities Exchange Act of 1934

      Date of Report(Date of earliest event reported)1 January 1997


                     GENERAL DYNAMICS CORPORATION
            (Exact name of registrant as specified in charter)

           Delaware             1-3671                 13-1673581
       (State or Other       (Commission             (IRS Employer
         Jurisdiction        File Number)         Identification No.)
      of Incorporation)

         3190 Fairview Park Drive,                     22042-4523
           Falls Church, Virginia                      (Zip Code)
(Address of Principal Executive Offices)

                            (703) 876-3000
          Registrant's telephone number, including area code

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Item 2.     Acquisition or Disposition of Assets
                  On January 1, 1997, General
            Dynamics Corporation (the registrant) acquired through two newly formed subsidiaries the assets of the Defense Systems and Armament Systems business units from Lockheed Martin Corporation. Defense Systems has major product lines in the area of combat vehicles, primarily as a builder of turrets and transmissions. The business unit has a majority interest in AV Technology LLC, a limited liability company that supplies turret systems and light armored combat systems to the global defense market. Defense Systems also produces missile guidance and naval fire control systems. Armament Systems is principally a supplier of advanced gun, ammunition handling and air defense systems, and produces Gatling guns for fixed-wing and rotor aircraft, as well as for land and seabased applications. Lockheed Martin Ordnance Systems, Inc., a part of Armament Systems, is a leader in the production of ammunition and ordnance products and operates the Milan Army Ammunition Plant for the United States Army. The business units acquired employ approximately 3,300 people at four primary locations: Burlington, Vermont; Chesterfield, Michigan; Pittsfield, Massachusetts; and Milan, Tennessee. The registrant will account for this transaction as a purchase.

            The purchase consideration of $450 million was established by negotiation and the registrant paid such amount in cash from available funds. The Asset Purchase and Sale Agreement provides that the purchase consideration is subject to post closing adjustment based generally upon changes in specified account balances from June 30, 1996 to December 31, 1996.

            The assets acquired include, among other things, machinery, equipment and other physical property the primary use of which relates to the lines of business discussed above. It is the present intent of the registrant to continue to devote the assets to such purposes.

Item 7.     Financial Statements and Exhibits
(c)         Exhibits.

            Exhibit 10-28- Asset Purchase and Sale Agreement (without Exhibits and Schedules) between the registrant and Lockheed Martin Corporation, dated November 6, 1996, as amended December 20, 1996.

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                              SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned and thereunto duly authorized.

                           GENERAL DYNAMICS CORPORATION
                                 (Registrant)
                              By  /s/  John W. Schwartz
                                  John W. Schwartz
                              Staff Vice President
                              and Controller
                             (Principal Accounting
                                     Officer)

Date   January 15, 1997